EXHIBIT 4.2

EXECUTION COPY

AMENDMENT No. 1 dated as of October 5, 2006 (this “Amendment”), to the Amended and Restated Rights Agreement dated as of September 18, 2000 (the “Rights Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement), between CROWN CASTLE INTERNATIONAL CORP. (“Crown”) and MELLON INVESTOR SERVICES LLC, as Rights Agent (as successor to ChaseMellon Shareholder Services, L.L.C., the “Rights Agent”).

WHEREAS Crown, CCGS Holdings LLC, a Delaware limited liability company, and Global Signal Inc., a Delaware corporation (“Global”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS Crown desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Transaction Agreements (as defined in the Merger Agreement);

WHEREAS Crown deems this Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

WHEREAS Section 26 of the Rights Agreement permits Crown and the Rights Agent at any time prior to the time any person becomes an Acquiring Person to amend the Rights Agreement in the manner provided herein.

NOW, THEREFORE, Crown and the Rights Agent agree as follows:

SECTION 1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Section 3(b) of the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of the Global Stockholders nor any of their respective Affiliates or Associates shall become an Acquiring Person, either individually or collectively, no Distribution Date shall occur, no Rights shall separate from the shares of Common Stock or otherwise become exercisable and no adjustment shall be made pursuant to Section 11, in each case solely by virtue of (i) the announcement of the Merger, (ii) the acquisition by the Global Stockholders or any of their respective Affiliates or Associates of Common Stock pursuant to the Merger or the Merger Agreement, (iii) the execution of the Merger Agreement, the Stockholders Agreement or the Support Agreements, (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, the Stockholders Agreement or the Support Agreements, (v) the transfer of Common Stock (a) by any Global Stockholder to any of its Affiliates or Associates or (b) by any Affiliate or Associate of a Global Stockholder to such Global Stockholder or any other Affiliate or Associate of such Global Stockholder, (vi) the exercise by any Global Stockholder or any of its Affiliates or Associates of (x) options to purchase Common Stock or (y) warrants entitling such Global Stockholder (or Affiliate or Associate thereof, as applicable) to purchase Common Stock, which options and warrants were acquired at the effective time of the Merger pursuant to the Merger or the Merger Agreement, or (vii) Drawbridge Global Macro Master Fund Ltd.’s ownership of the 125,000 shares of Common Stock that it owns as of October 5, 2006. For the avoidance of doubt, any shares of Common Stock sold, transferred or otherwise disposed of by Drawbridge Global Macro Master Fund Ltd. after October 5, 2006, shall reduce on a share-for-share basis the number of shares of Common Stock that Drawbridge Global Macro Master Fund Ltd. is permitted to own in reliance on the foregoing sentence.”

(b) The following definitions shall be added to Section 1 of the Rights Agreement in the proper alphabetical order:

“Global Stockholders” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of October 5, 2006, by and among the Company, CCGS Holdings LLC and Global Signal Inc.

“Stockholders Agreement” shall mean the Stockholders Agreement dated as of October 5, 2006, by and among the Company and the Global Stockholders.

“Support Agreements” shall mean the Support Agreements dated as of October 5, 2006, between the Company and the Global Stockholders.

SECTION 2. Full Force and Effect. Except as expressly amended hereby, all of the provisions of the Rights Agreement are hereby ratified and confirmed to be in full force and effect in accordance with the provisions thereof on the date hereof.

SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely with such State.

SECTION 4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, Crown Castle International Corp. and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

CROWN CASTLE INTERNATIONAL CORP.,

by	/s/ John P. Kelly
Name: John P. Kelly
Title: President & CEO

MELLON INVESTOR SERVICES LLC,

by	/s/ Patricia T. Knight
Name: Patricia T. Knight
Title: Client Relationship Executive